Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

FIRST FINANCIAL BANKSHARES, INC.

ARTICLE ONE

The name of the corporation is FIRST FINANCIAL BANKSHARES, INC.

ARTICLE TWO

The corporation is formed as a domestic for-profit corporation.

ARTICLE THREE

The purposes for which the corporation is organized are the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Organizations Code.

ARTICLE FOUR

The aggregate number of common shares which the corporation shall have authority to issue is ONE HUNDRED TWENTY MILLION (120,000,000) of the par value of ONE CENT ($0.01) each.

ARTICLE FIVE

The address of its registered office is 400 Pine Street, Abilene, Texas, USA 79601, and the name of its registered agent at such address is F. Scott Dueser.

ARTICLE SIX

The number of Directors constituting the current Board of Directors is eleven (11), and the names and addresses of the persons who are currently serving as Directors until the next annual meeting of the shareholders or until their successors are elected and qualified are:

Name	Address

April Anthony	6688 N. Central Expressway, Ste. 1300, Dallas, TX 75206
Steven L. Beal	9400 County Road 258, Early, TX 76802
Tucker S. Bridwell	P. O. Box 1616, Abilene, TX 79604
David Copeland	273 Walnut St., Abilene, TX 79601
F. Scott Dueser	P. O. Box 701, Abilene, TX 79604
Murray Edwards	5423 FM 3217, Clyde, TX 79510

Tim Lancaster	1900 Pine Street, Abilene, TX 79601
Ronald Giddiens	5808 Pecan Valley, San Angelo, TX 76904
Kade L. Matthews	P. O. Box 1170, Clarendon, TX 79226
Ross H. Smith, Jr.	P. O. Box 1508, Orange, TX 77631
Johnny Trotter	3409 FM 1058, Hereford, TX 79045

ARTICLE SEVEN

The right of every shareholder to cumulatively vote shares is denied.

ARTICLE EIGHT

The preemptive rights of every shareholder to acquire unissued or treasury shares of the corporation is denied.

ARTICLE NINE

To the fullest extent not prohibited by applicable laws as presently or hereafter in effect, no person shall be liable to the corporation or its shareholders for monetary damages for or with respect to any acts or omissions in his or her capacity as a Director of the corporation, except liability for (i) a breach of a Director’s duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a Director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the Director’s office, (iv) an act or omission for which the liability of a Director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or payment of a dividend.

Each person, his or her heirs, executors, personal representatives and estate, shall be indemnified by the corporation for all expenses incurred in connection with any action, suit, proceeding or claim to which he or she shall be named a party or otherwise be a participant by virtue of being or having been or agreeing to become (i) a Director, officer, employee or agent of the corporation and/or (ii) a Director, officer, employee or agent of any corporation or organization at the request of the corporation. Such indemnity shall be provided to the fullest extent not prohibited by applicable laws presently in effect or as may hereafter be amended. Indemnity shall include, but not be limited to the advancement of expenses and payment of all loss, liability and expenses. Provided, however, that no person shall be indemnified for amounts paid in settlement unless the terms and conditions of said settlement have been consented to by the corporation. Further, no indemnification of employees or agents of the corporation (other than Directors and officers) will be made without express authorization of the corporation’s Board of Directors.

The corporation may, upon the affirmative vote of the majority of its Board of Directors, purchase insurance for the purpose of securing the indemnification of its Directors, officers and other employees to the extent that such indemnification is allowed in this Article. Such insurance may, but need not, be for the benefit of all Directors, officers or employees, and the purchase of any such insurance shall in no way limit the indemnification provisions of the preceding paragraph. Provided, however, that such insurance shall not include coverage for a formal order assessing civil money penalties against a Director or employee of the corporation arising out of an administrative proceeding or action by an appropriate bank regulatory agency.

No repeal of or amendment to this Article Nine shall have any effect with respect to the liability or alleged liability of any Director occurring prior to such amendment or to the acts or omissions or rights to indemnity of any person occurring prior to such repeal or amendment.

The term “Director” in this Article Nine shall include Advisory Directors and Directors Emeritus and Inside Directors serving in a post retirement capacity, as such terms are or may hereafter be defined in the Bylaws of the Company.

FIRST FINANCIAL BANKSHARES, INC.

By:	/s/ F. Scott Dueser
F. Scott Dueser, President

Dated: April 28, 2015

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